Exhibit 8.1

SUBSIDIARIES OF GILAT SATELLITE NETWORKS LTD.

Gilat Satellite Networks Ltd. has the following significant wholly owned subsidiaries:

3. Gilat Satellite Networks (Holland) B.V. 4. Gilat Colombia S.A. E.S.P 5. Gilat to Home Peru S.A 6. Gilat do Brazil Ltda 7. Gilat Satellite Networks (Mexico) S.A. de C.V.	Netherlands Colombia Peru Brazil Mexico
8.   Wavestream Corporation
9.   Gilat North America  LLC (former name: Raysat Antenna Systems LLC)
10. Raysat Antenna Systems Ltd.
11. Gilat Australia Pty Ltd
12. Gilat Satellite Networks (Eurasia) Limited Liability Company
13. Gilat Satellite Networks MDC (Moldova)
14. Raysat  Bulgaria EOOD
15. Gilat Satellite Communication Technology (Beijing) Ltd.
Delaware Delaware Israel Australia Russia Moldova Bulgaria China